   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1995.

                                                      REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  DIGICON INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     76-0343152
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                          3701 KIRBY DRIVE, SUITE 112
                              HOUSTON, TEXAS 77098
                                 (713) 526-5611
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              RICHARD W. MCNAIRY                             WITH COPIES TO:
         3701 KIRBY DRIVE, SUITE 112                         RICHARD L. WYNNE
             HOUSTON, TEXAS 77098                           OR KATHY L. TEDORE
                (713) 526-5611                           PORTER & HEDGES, L.L.P.
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND              700 LOUISIANA, 35TH FLOOR
               TELEPHONE NUMBER,                        HOUSTON, TEXAS 77002-2764
  INCLUDING AREA CODE, OF AGENT FOR SERVICE)                  (713) 226-0600

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                               PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO      OFFERING PRICE      AGGREGATE       REGISTRATION
 SECURITIES TO BE REGISTERED   BE REGISTERED       PER UNIT       OFFERING PRICE       FEE(1)
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.......................    4,901,701       $5.875(1)       $28,797,493(1)    $9,930.17(1)
==================================================================================================

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the Common Stock on the American Stock Exchange on October 26, 1995, $5.875 per share.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 1995
PROSPECTUS

                                4,901,701 SHARES

                                  DIGICON INC.

                                  COMMON STOCK

                             ---------------------

     The shares of common stock offered hereby are shares of common stock, par value $.01 per share ("Common Stock"), of Digicon Inc. (the "Company") held by certain stockholders of the Company. See "Selling Stockholders" and "Description of Common Stock." The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

     The Company's Common Stock is traded on the American Stock Exchange under the symbol "DGC." On October 26, 1995, the reported closing sale price of the Common Stock on the American Stock Exchange was $5.875 per share.

     The Common Stock may be offered and sold from time to time by Selling Stockholders through brokers or dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices.

     The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. For further information concerning the plan of distribution of the Common Stock, see "Plan of Distribution."

     The expenses of this offering, estimated at $32,430.17 will be paid by the Company.

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "CERTAIN RISKS."

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER *, 1995.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act, with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the Exhibits thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 13, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such materials also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which the Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1995, and all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 1995 are hereby incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report on Form 10-K will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Digicon Inc., 3701 Kirby Drive, Suite 112, Houston, Texas 77098, Attention: Corporate Secretary, telephone number (713) 526-5611.

                                  THE COMPANY

     Digicon Inc. (the "Company") provides seismic data acquisition and processing services on a worldwide basis to the petroleum industry. Oil and gas companies utilize seismic data for the determination of suitable locations for drilling exploratory wells and, increasingly, in reservoir management for the development and production of oil and gas reserves.

     The Company acquires seismic data in marine, land and transition zone environments and processes data acquired by its own crews and the crews of other operators. The Company operates both marine seismic crews and land and transition zone seismic crews. Additionally, the Company operates seismic data processing facilities in major petroleum centers around the world. The Company conducts its operations under exclusive contracts with one or more oil companies and also maintains a library of seismic data for later sale to oil companies on a non-exclusive basis.

     The Company was incorporated in Texas in 1965 and was reincorporated in Delaware in 1969. The Company's executive offices are located at 3701 Kirby Drive, Houston, Texas 77098, and its telephone number is (713) 526-5611.

                                 CERTAIN RISKS

     Prospective purchasers should carefully consider the following factors.

DEPENDENCE ON PETROLEUM INDUSTRY SPENDING; COMPETITION FOR SEISMIC BUSINESS

     Demand for the Company's services depends primarily on the level of spending by oil and gas companies for exploration, production and development activities. Significant increases in foreign exploration and production activity have provided the impetus for the gradual improvement in the market for oilfield services which began in the late 1980's; however, petroleum industry spending for U.S. exploration and production activities has been adversely affected by volatility in oil and natural gas prices. As a result, competition among geophysical services contractors has historically been intense. However, as a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980s. The consolidation has reduced the number of competitors. Although reliable comparative figures are not available in all cases, the Company believes that its major competitors operate more data acquisition crews than the Company, have substantially greater revenues than the Company and are subsidiaries or divisions of major industrial enterprises having far greater financial resources than the Company. Competition for available seismic surveys is based on several competitive factors, including price, performance, dependability and crew availability.

HISTORICAL CASH FLOW SHORTFALL; POSSIBLE FUTURE NEED FOR ADDITIONAL FINANCING

     Historically, the Company's cash flow from operations has been insufficient to fund all of its research and development, capital expenditure and working capital needs, and to service its debt. Since emerging from Chapter 11 proceedings in July 1991, the Company has required increased working capital, principally as a result of an increase in the level of its operating activities, including foreign operations and participation in nonexclusive data surveys. The Company's foreign operations require greater amounts of working capital than similar domestic activities, as the average collection period for foreign receivables is generally longer than for comparable domestic accounts. Because of the lead time between survey execution and sale, non-exclusive surveys generally require greater amounts of working capital than contract work. If the Company were to expand its operations at a rate not supported by operating cash flow or if the current demand for and pricing of geophysical services were to decrease substantially, additional financing could be required. Additional financing, if so required, may not be obtainable and, in such event, the Company's operating results and financial condition would be adversely affected.

OPERATING CONDITIONS; HIGH FIXED COSTS; TURNKEY CONTRACTS

     The Company's data acquisition activities involve operating under extreme weather and other hazardous conditions. Thus, these operations are subject to risks of loss from such causes as fires and accidental explosions resulting from the mishandling of equipment and supplies. The Company carries insurance against the destruction of or damage to its seismic vessels, chartered vessels and its geophysical equipment in amounts that it considers adequate. The Company may not, however, be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world. Because of the high fixed costs involved in the major components of the Company's business, downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses. In recent years, most of the Company's contracts for data acquisition have been on a turnkey or on a combination of turnkey/time basis. Under the turnkey method, payments for data acquisition services are based upon the amount of data collected, and the Company bears substantially all of the risk of business interruption caused by inclement weather and other hazards. When a combination of both turnkey and time methods is used, the risk of business interruptions is shared in an agreed percentage by the Company and the customer.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     In fiscal years 1994 and 1995, 55% and 54%, respectively, of the Company's revenues were derived from international operations and export sales, which are subject in varying degrees to risks inherent in doing business abroad. Such risks include the possibility of unfavorable changes in tax or other laws; partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; the disruption of operations from labor and political disturbances, insurrection or war; and the requirements of partial local ownership of operations in certain countries. The Company obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice.

GOVERNMENTAL REGULATION

     The Company's operations are subject to a variety of federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. The Company is required to invest financial and managerial resources to comply with such laws and related permit requirements in its operations and anticipates that it will continue to do so in the future. Although such expenditures historically have not been material to the Company, the fact that such laws or regulations are changed frequently makes it impossible for the Company to predict the cost or impact of such laws and regulations on its future operations. The adoption of laws and regulations which have the effect of curtailing exploration by oil and gas companies could adversely affect the Company's operations by reducing the demand for its geophysical services.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the Selling Stockholders and reflects share information adjusted for a one for three reverse stock split (the "Reverse Split") effective January 17, 1995:

                                                           SHARES
                                                           OWNED
                                                           AND TO         SHARES        SHARES
                                                             BE           TO BE         TO BE
                    NAME AND ADDRESS                       OWNED           SOLD         OWNED
                    ----------------                     ---------       --------       ------
Acorn Fund...............................................  940,000        850,000         *
  c/o Wanger Asset Management L.P.(1)
  227 West Monore, Suite 3000
  Chicago, Illinois 60606

Artform, N.V.............................................   10,000         10,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

Christian Humann and Francois Sicart
Trustees under a deed of trust dated 2/2/88..............   10,000         10,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

Montber, S.A.............................................  220,000        220,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

Melon Bank, N.A., as trustee for National Intergroup
  Inc....................................................   30,000         30,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

Trace Inc................................................   25,000         25,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

Jomacim, Inc. ...........................................   15,000         15,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

WKDL Investments Ltd. ...................................   15,000         15,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

The Tocqueville Fund.....................................   75,000         75,000        None
  c/o Tocqueville Asset Management L.P.(2)
  1675 Broadway
  New York, New York 10019

Value Partners, Ltd......................................  458,497        458,497        None
  2200 Ross Avenue, Suite 4660 West
  Dallas, Texas 75201

                                                           SHARES
                                                            OWNED
                                                            AND TO        SHARES        SHARES
                                                              BE          TO BE         TO BE
                    NAME AND ADDRESS                        OWNED          SOLD         OWNED
                    ----------------                      ---------      ---------      -----
Quantum Partners LDC ("Quantum")(4)...................... 1,024,263(3)   1,024,263(3)    None
  Kaya Flamboyan 9, Willemstad, Curacao,
  Netherlands Antilles
     Soros Fund Management(5)
       George Soros(5)

Soros Capital L.P.(5)(7).................................    43,200(6)      43,200(6)     None
  c/o Westbroke Limited
  Richmond House
  12 Par-La-Ville Road
  Hamilton, Bermuda HMDX

Jupiter Management Co., Inc.(7)(8).......................    42,000(6)      42,000(6)     None
  c/o Douglas B. Thompson, President
  3535 Briarpark, Suite 200
  Houston, TX 77042

Drake & Co.(9)...........................................    33,142(3)      33,142(3)     None
  c/o Neptune Management Company, Inc.
  881 Ocean Drive, Unit 20F
  Key Biscayne, FL 33149

Steven J. Gilbert(5)(10).................................     3,573          3,573        None
  Soros Capital L.P.
  c/o Westbroke Limited
  Richmond House
  12 Par-La-Ville Road
  Hamilton, Bermuda HMDX

JUPITER GROUP:(4)(11)

  CCF/Jupiter, L.P.(7)(11)(12)...........................   497,561(3)(6)  497,561(3)(6)  None
  DJ Investors, L.P.(11)(12).............................   108,939(3)     108,939(3)     None
     c/o Cambridge Capital Holdings, Inc.
     767 Fifth Ave., Suite 2800
     New York, NY 10153

  Fund American Investment Subsidiary I, Inc.(11)........   939,873(3)     939,873(3)     None
     c/o Mike Paquette
     The 1820 House, Main Street
     Norwich, VT 05055

  J/D Funding Corp.(8)(11)...............................   148,617(3)     148,617(3)     None
  Jupiter Investment Company, Inc.(8)(11)................    17,774(3)      17,774(3)     None
     c/o Douglas B. Thompson, President
     3535 Briarpark, Suite 200
     Houston, TX 77042

  Ingrid Morsman(11).....................................     8,515(3)       8,515(3)     None
     820 Potts Lane
     Bryn Mawr, PA 19010

  Natalie Thompson Defined Benefit Pension Plan(8)(11)...    30,639(3)      30,639(3)     None
     180 Orchard Way
     Vero Beach, FL 32963

                                                             SHARES
                                                              OWNED
                                                             AND TO           SHARES       SHARES
                                                               BE              TO BE        TO BE
                    NAME AND ADDRESS                         OWNED             SOLD         OWNED
                    ----------------                        -------           -------       -----
  Neptune Partners-1989A, L.P.(11).......................    53,819(3)         53,819(3)     None
  Neptune 1989 Investors Limited(11).....................    35,242(3)         35,242(3)     None
  Neptune 1989C Offshore Investors Limited(11)...........    37,739(3)         37,739(3)     None
     c/o Neptune Management Company, Inc.
     881 Ocean Drive, Unit 20F
     Key Biscayne, FL 33149

  Arik Yale Prawer(11)...................................     5,971(3)          5,971(3)     None
     7150 Shoreline Drive, #3306
     San Diego, CA 92122

  Restart Partners, L.P.(11).............................    63,422(3)         63,422(3)     None
  Restart Partners II, L.P.(11)..........................    98,915(3)         98,915(3)     None
                                                          ---------         ---------
     c/o Morgens Waterfall Vintiadis & Company, Inc.
     10 East 50th Street - 26th Floor
     New York, NY 10022
          Totals......................................... 4,991,701(2)(5)   4,901,701(2)(5)
                                                          =========         =========

---------------

 *   Does not exceed one percent.

 (1) Wanger Asset Management, L.P. is the investment advisor to Acorn Fund.

 (2) Tocqueville Asset Management L.P. is the investment advisor to these entities.

 (3) Includes the following shares of Common Stock which may be acquired by the indicated stockholder upon exercise of outstanding warrants:
     Quantum -- 40,443; Drake & Co. -- 369; CCF/Jupiter, L.P. -- 7,274; DJ
     Investors, L.P. -- 1,712; Fund American Investment Subsidiary I,
     Inc. -- 14,978; J/D Funding Corp. -- 2,393; Jupiter Investment Company, Inc. -- 323; Ingrid Morsman -- 149; Natalie Thompson Defined Benefit Pension Plan -- 539; Neptune Partners-1989A, L.P. -- 604; Neptune 1989 Investors Limited -- 396; Neptune 1989C Offshore Investors Limited -- 424; Arik Yale Prawer -- 105; Restart Partners, L.P. -- 1,072; and Restart Partners II, L.P. -- 1,677. These aggregate 72,458 warrants were issued in connection with the Company's 1991 Chapter 11 Reorganization and are presently exercisable through July 5, 1996 at an exercise price of $18.00 per share, as adjusted for the Reverse Split. Both the number of shares purchasable under, and the exercise price of, the warrants are subject to further adjustment in certain events, including stock splits or dividends on, and combinations, subdivisions or reclassifications of the Common Stock. The warrants may not be redeemed by the Company.

 (4) Under the Company's bylaws and a Funding and Stockholders Agreement dated April 9, 1991, between certain members of the Jupiter Group (see note (11) below), Quantum and the Company (the Funding and Stockholders Agreement ), Jupiter & Associates, a New York General Partnership ("Jupiter"), (whose rights will, pursuant to the Distribution Agreement (defined in note (11) below), be exercised by the Jupiter Group) and Quantum have, until such time as they no longer collectively own more than 20% of the outstanding Common Stock, the right to (i) designate an aggregate of six nominees for election as directors (out of a present eight positions) at each annual meeting of stockholders, (ii) appoint one additional director to an expanded board of directors if the Company defaults in any payment obligation on any of its then outstanding debt instruments or equity securities, or if the Company incurs losses for any five consecutive fiscal quarters, and (iii) designate two of the three members of the executive committee of the board. Both Jupiter and Quantum have agreed that during such time they will vote their shares in favor of the other's nominees. All entities and individuals listed as part of the Jupiter Group may be deemed to constitute a group within the meaning of the Exchange Act; similarly, all entities and individuals listed as part of Quantum (see note (5) below) may be deemed to constitute such a group. If acting together, the Jupiter Group and Quantum would be deemed to beneficially own 3,071,289 shares or approximately 27.3% of outstanding Common Stock. Each entity or individual listed under Quantum or the Jupiter Group disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each other entity or individual so listed, except for George Soros who does not disclaim beneficial ownership of Quantum. See Note (5) below.

 (5) Soros Fund Management is an investment advisor to Quantum, George Soros is the sole proprietor of Soros Fund Management. Soros Capital L.P. is an indirect affiliate of Soros Fund Management. Steven J. Gilbert, a director of the Company, is a managing director of Soros Capital L.P. Mr. Soros, doing business as Soros Fund Management, expressly disclaims beneficial ownership of the shares held by Soros Capital L.P. and Mr. Gilbert. Mr. Gilbert expressly disclaims beneficial ownership of the shares held by Quantum.

 (6) Represents or includes the shares of Common Stock, which may be acquired by the indicated stockholder (CCF/Jupiter, L.P. -- 34,800) upon exercise of outstanding warrants. These warrants are presently exercisable through July 26, 1999 at an exercise price of $4.50 per share. See note (7) below.

 (7) In July 1994, CCF Jupiter, L.P., along with Soros Capital L.P. and Jupiter Management Co., Inc., extended a $3,000,000 subordinated, secured credit facility to the Company. The Company's borrowings under this credit facility bear interest at Bank of America's prime commercial lending rate plus 3% through January 26, 1995, and thereafter, at Bank of America's prime rate plus 6%. The Company repaid all of its borrowings under this credit facility in June 1995. In connection with this credit facility, the Company issued to these lenders warrants exercisable for 120,000 shares of Common Stock at an exercise price of $4.50 per share, as adjusted for the one for three reverse stock split effective January 17, 1995. Both the number of shares purchasable under, and the exercise price of, the warrants are subject to further adjustment in certain events, including stock splits or dividends on, and reclassifications of, the Common Stock. The warrants may not be redeemed by the Company. In November 1993 the Company obtained a secured credit facility from the same affiliated lenders which provided for total borrowings of $3,386,667, an annualized interest rate of 25%, and maturity in May 1994. The Company repaid all of its borrowings under that credit facility in April 1994.

 (8) Douglas B. Thompson, a director and chairman of the board of the Company, is an affiliate of Jupiter Management Co., Inc., J/D Funding Corp., Jupiter Investment Company, Inc. and Natalie Thompson Defined Benefit Pension Plan. Mr. Thompson disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each such selling stockholders.

 (9) Represents certain accounts held in the name of Drake & Co. which are managed by Neptune Management Partners, L.P.

(10) Steven J. Gilbert is a director of the Company.

(11) The Jupiter Group consists of (i) Jupiter Investment Company, Inc., J/D Funding Corp., DN Funding Corp., CCF/Jupiter, L.P., DJ Investors, L.P., and Fund American Investment Subsidiary I, Inc., each of which is a general partner of Jupiter, and (ii) Fund American Enterprises, Inc., Fund American Enterprises Holdings, Inc., Neptune Partners-1989A, L.P., Neptune 1989 Investors Limited, Neptune 1989C Offshore Investors Limited, Restart Partners, L.P., Restart Partners II, L.P., Ingrid Morsman, Natalie Thompson Defined Benefit Pension Plan, Douglas B. Thompson, D. O. Nelson, Edwin H. Morgens, John C. Waterfall, Francisco A. Garcia, A. Torrey Reade and Arik Yale Prawer, each of which is an affiliate of one or more of the Jupiter general partners, previously held an indirect interest in Jupiter or acquired shares of the Company's Common Stock in connection with the Distribution Agreement described below. Pursuant to an agreement effective December 31, 1992 (the "Distribution Agreement"), Jupiter distributed all shares of the Company's Common Stock and Common Stock purchase warrants held by it to its general partners and other parties who held participation interests in Jupiter. The entities or persons listed as members of the Jupiter Group agreed pursuant to the Distribution Agreement that the nominees which Jupiter is entitled under certain circumstances to designate to the Company's Board of Directors will be selected by the vote of such parties, with each such party having a number of votes equal to the number of shares of Common Stock it holds.

(12) George F. Baker, a director of the Company, is an affiliate of CCF/Jupiter, L.P. and DJ Investors, L.P. Mr. Baker disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each such selling stockholder.

                              PLAN OF DISTRIBUTION

     All or part of the Common Stock offered hereby may be sold by the Selling Stockholders from time to time (i) on the American Stock Exchange or otherwise at prices current at the time of sale or at prices related to such market prices, either directly or through brokers or to dealers, to the extent that such prices are obtainable and satisfactory to the Selling Stockholders or (ii) to the extent the same may be available, pursuant to Rule 144 under the Securities Act. It is anticipated that any commissions with respect to such sales will not exceed regular brokerage commissions. The Selling Stockholders, and brokers executing selling orders on behalf of the Selling Stockholders and dealers to whom the Selling Stockholders may sell, may be deemed underwriters within the meaning of the Securities Act. Any profit represented by the excess of the selling price over the cost of the shares sold in the case of dealers, or any commission received in the case of brokers, may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Funding and Stockholders Agreement, as modified as to the Jupiter Group by the Distribution Agreement, imposes certain restrictions on transfers to third parties of shares of Common Stock owned by the Jupiter Group and Quantum. These restrictions include rights of first refusal and participation rights which apply (i) to any transfer of Common Stock which would exceed the then applicable volume limitations of Rule 144(e)(1) under the Securities Act and
(ii) until either the Jupiter Group or Quantum ceases to own beneficially 5% of then outstanding Common Stock. The Jupiter Group has such a right of first refusal in respect of shares which Quantum desires to sell, and Quantum has such a right of first refusal in respect of shares which any member of the Jupiter Group desires to sell. The Jupiter Group also has a right to include shares of Common Stock in a sale of Common Stock which Quantum desires to consummate, and Quantum likewise has a right to include its shares of Common Stock in a proposed sale by any member of the Jupiter Group. Given these restrictions, any sales of Common Stock by the Jupiter Group or Quantum which at any given time would exceed Rule 144's volume limitations would necessarily have to involve direct transactions with purchasers, rather than sales through brokers or to dealers in ordinary regular way open market transactions on the American Stock Exchange.

                          DESCRIPTION OF COMMON STOCK

     The Company has only one class of stock outstanding, Common Stock, par value $.01 per share. At October 31, 1995, of the 20,000,000 authorized shares of Common Stock, there were 11,134,939 shares outstanding. Each share of Common Stock has one vote on all matters presented to the stockholders. Subject to the rights and preferences of any Preferred Stock which may be designated and issued, the holders of Common Stock are entitled to receive dividends, if and when declared by the board of directors, and are entitled on liquidation to all assets remaining after the payment of liabilities. The Common Stock has no preemptive or other subscription rights. Outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued and paid for will be, fully paid and nonassessable. Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors. Chemical Shareholder Services Group, Inc., Dallas, Texas, is the transfer agent and registrar for the Common Stock.

                                    COUNSEL

     The validity of the Common Stock offered hereby has been passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 1995 have been audited by Deloitte and Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

================================================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS; ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ---
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
The Company............................    3
Certain Risks..........................    3
Selling Stockholders...................    5
Plan of Distribution...................    9
Description of Common Stock............    9
Counsel................................    9
Experts................................    9

================================================================================



================================================================================

                                4,901,701 SHARES

                                  DIGICON INC.

                                  COMMON STOCK

                         ------------------------------

                              P R O S P E C T U S

                         ------------------------------

                                OCTOBER   , 1995

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

        Securities and Exchange Commission Registration Fee..............  $ 9,930.17
        Legal Fees and Expenses..........................................   16,000.00
        Accounting Fees and Expenses.....................................    2,500.00
        Blue Sky and Related Expenses....................................    2,000.00
        Miscellaneous....................................................    2,000.00
                                                                           ----------
                  Total..................................................  $32,430.17
                                                                           ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The certificate of incorporation and bylaws of the Company require the Company to indemnify the Company's directors and officers to the fullest extent permitted under Delaware law, and to implement such provisions the Company has entered into contractual indemnity agreement with its directors and executive officers. The Company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     The Company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:

       EXHIBIT
         NO.                                   DESCRIPTION
       -------                                 -----------
           5         -- Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

          23-A       -- Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

          23-B       -- Consent of Deloitte & Touche LLP.

          24         -- Powers of Attorney (included on signature page of this Registration
                        Statement).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Ludlow and Richard W. McNairy, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre-and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 31, 1995.

                                          DIGICON INC.

                                          By:     /s/  STEPHEN J. LUDLOW
                                            ------------------------------------
                                              Stephen J. Ludlow, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the 31st day of October, 1995.

                 SIGNATURE                             TITLE
                 ---------                             -----
       /s/  DOUGLAS B. THOMPSON                  Director and Chairman of the Board
--------------------------------------------
            Douglas B. Thompson

        /s/  STEPHEN J. LUDLOW                   Director, President and Chief Executive
--------------------------------------------     Officer
             Stephen J. Ludlow

        /s/  RICHARD W. MCNAIRY                  Chief Financial Officer
--------------------------------------------
             Richard W. McNairy

       /s/  CHARLES H. ACKERMAN                  Principal Accounting Officer
--------------------------------------------
            Charles H. Ackerman

                                                 Director
--------------------------------------------
              George F. Baker

         /s/  JAMES B. CLEMENT                   Director
--------------------------------------------
              James B. Clement

                 SIGNATURE                        TITLE
                 ---------                        -----
        /s/  CLAYTON P. CORMIER                  Director
--------------------------------------------
             Clayton P. Cormier

                                                 Director
--------------------------------------------
             Steven J. Gilbert

       /s/  EDWARD R. PRINCE, Jr.                Director
--------------------------------------------
            Edward R. Prince, Jr.

          /s/  JACK C. THREET                    Director
--------------------------------------------
               Jack C. Threet

                               INDEX TO EXHIBITS

       EXHIBIT
         NO.                                 DESCRIPTION
       -------                               -----------
          * 5        -- Opinion of Porter & Hedges, L.L.P. with respect to
                        legality of securities.

          *23-A      -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                        5).

          *23-B      -- Consent of Deloitte & Touche LLP

          *24        -- Powers of Attorney (included on signature page).

---------------

* Filed herewith